Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CG Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$310,040,000	$0.00015310	$47,468

Total Offering Amounts				—	$310,040,000	—	$47,468

Total Fee Offsets				—	—	—	—

Total Fees Previously Paid				—	—	—	—

Net Fee Due				—	—	—	$47,468

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)

Includes 7,300,000 shares of common stock offered by the registrant, 700,000 shares of common stock offered by the selling stockholder and 1,200,000 shares of common stock that the underwriters have the option to purchase from the registrant.